Exhibit (a)(2)

SCHEDULE A

(to the Trust Instrument dated October 1, 1997)

SERIES OF THE TRUST

(As amended February 7, 2007)

Marsico Focus Fund

Marsico Growth Fund

Marsico 21st Century Fund

Marsico International Opportunities Fund

Marsico Flexible Capital Fund

Marsico Global Fund